Exhibit 3.107
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:
FIRST: That at a meeting of the Board of Directors of CoreComm Missouri, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall be and read as follows:
The name of this corporation is CCL Historical Missouri, Inc. (hereinafter the “Corporation”).
SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 31 day of January, 2006.

By:	/s/ Mark Epstein
Authorized Officer
	Title:	Secretary
	Name:	Mark Epstein Print or Type

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 02/14/2006 FILED 08:00 AM 02/14/2006 SRV 060140323 — 2922783 FILE